Exhibit 99.1

B&G Foods Reports Strong Top and Bottom-Line
Growth for Second Quarter 2011

— Reaffirms Fiscal 2011 Guidance —

Parsippany, N.J., July 26, 2011—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the second quarter and first two quarters of 2011, reporting strong net sales and earnings growth.

Second Quarter 2011 Financial Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 6.9% to $129.4 million

•                  Net income increased 48.3% to $12.6 million

•                  Adjusted net income* increased 36.6% to $12.9 million

•                  Diluted earnings per share increased 44.4% to $0.26

•                  Adjusted diluted earnings per share* increased 36.8% to $0.26

•                  EBITDA* increased 8.2% to $30.3 million

•                  Fiscal 2011 EBITDA guidance reaffirmed at a range of $125.0 million to $128.0 million

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “We are very pleased with the continued strong momentum in top and bottom line results, even after factoring in the benefit of the late Easter holiday. We remain confident that we will deliver full-year results within our previously announced EBITDA guidance of $125.0 to $128.0 million, with third quarter price increases and on-going cost reductions efforts expected to offset the cost increases we will experience in the second half of 2011.”

Financial Results for the Second Quarter of 2011

Net sales for the second quarter of 2011 increased 6.9% to $129.4 million from $121.1 million for the second quarter of 2010.  This $8.3 million increase was attributable to an increase in unit volume of $11.3 million offset by a net decrease in pricing of $1.7 million and an increase in coupon expenses of $1.3 million.  Net sales of the Company’s Don Pepino and Sclafani brands, which were acquired during the fourth quarter of 2010, contributed $3.5 million to the overall unit volume increase for the second quarter.

Gross profit for the second quarter of 2011 increased 7.0% to $42.2 million from $39.4 million in the second quarter of 2010.  Gross profit expressed as a percentage of net sales increased 0.1 percentage points to 32.6% for the second quarter of 2011 from 32.5% in the second quarter of 2010.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to a sales mix shift to higher margin products.  This mix shift offset the net decrease in pricing and slightly higher input costs.

*                 Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for definitions of the terms adjusted net income, adjusted diluted earnings per share and EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and EBITDA to the most comparable GAAP financial measures.

Operating income increased 8.3% to $26.3 million for the second quarter of 2011, from $24.3 million in the second quarter of 2010.

Net interest expense for the second quarter of 2011 decreased $2.6 million or 23.5% to $8.3 million from $10.9 million for the second quarter of 2010.  The decrease in net interest expense for the second quarter was primarily attributable to the termination of an interest rate swap causing a reduction in the effective interest rate on $130.0 million of term loan borrowings from 7.0925% to 2.31% and the elimination of the unfavorable fair market value adjustment relating to the interest rate swap.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $12.6 million, or $0.26 per diluted share, for the second quarter of 2011, as compared to reported net income of $8.5 million, or $0.18 per diluted share, for the second quarter of 2010.  The Company’s adjusted net income for the second quarter of 2011 was $12.9 million, and adjusted diluted earnings per share was $0.26, as compared to adjusted net income of $9.4 million and adjusted diluted earnings per share of $0.19 for the second quarter of 2010.

For the second quarter of 2011, EBITDA increased 8.2% to $30.3 million from $28.0 million for the second quarter of 2010.

Financial Results for the First Two Quarters of 2011

Net sales for the first two quarters of 2011 increased 5.9% to $260.8 million from $246.3 million for the first two quarters of 2010.  This $14.5 million increase was attributable to an increase in unit volume of $17.2 million offset by a net decrease in pricing of $1.5 million and an increase in coupon and slotting expenses of $1.2 million.  Net sales of the Company’s Don Pepino and Sclafani brands, which were acquired during the fourth quarter of 2010, contributed $7.1 million to the overall unit volume increase for the first two quarters of 2011.

Gross profit for the first two quarters of 2011 increased 6.9% to $87.0 million from $81.4 million in the first two quarters of 2010.  Gross profit expressed as a percentage of net sales increased 0.3 percentage points to 33.4% in the first two quarters of 2011 from 33.1% in the first two quarters of 2010.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to a sales mix shift to higher margin products and slightly reduced input costs offset by a reduction in sales prices and increased coupon and slotting expenses.  Operating income increased 9.3% to $55.4 million in the first two quarters of 2011, from $50.7 million in the first two quarters of 2010.

Net interest expense for the first two quarters of 2011 decreased $5.0 million or 23.2% to $16.5 million from $21.5 million for in the first two quarters of 2010.  The decrease in net interest expense for the first two quarters was primarily attributable to the termination of the interest rate swap causing a reduction in the effective interest rate on $130.0 million of term loan borrowings from 7.0925% to 2.31% and the elimination of the unfavorable fair market value adjustment relating to the interest rate swap.

The Company’s reported net income under U.S. GAAP was $25.9 million, or $0.53 per diluted share, for the first two quarters of 2011, as compared to reported net income of $8.8 million, or $0.18 per diluted share, for the first two quarters of 2010.  The Company’s adjusted net income for the first two quarters of 2011 was $26.1 million, and adjusted diluted earnings per share was $0.54, as compared to adjusted net income of $19.8 million and adjusted diluted earnings per share of $0.41 for the first two quarters of 2010.

For the first two quarters of 2011, EBITDA increased 9.1% to $63.3 million from $58.0 million for the first two quarters of 2010.

Guidance

EBITDA for fiscal 2011 is expected to be approximately $125.0 million to $128.0 million.  Capital expenditures for fiscal 2011 are expected to be approximately $11.0 million.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, July 26, 2011.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (877) 419-6594 for U.S. callers or (719) 325-4810 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 4762334. The replay will be available from July 26, 2011, through August 3, 2011.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with unrealized gains or losses on the Company’s interest rate swap and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

A reconciliation of EBITDA to net income and to net cash provided by operating activities is included below for the first two quarters of 2011 and 2010, along with the components of EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding cost, the Company’s ability to successfully implement sales price increases and cost reduction efforts, and EBITDA and capital expenditures for fiscal 2011.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2010 filed on March 1, 2011.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	July 2, 2011	January 1, 2011
Assets

Current assets:
Cash and cash equivalents	$101,531	$98,738
Trade accounts receivable, net	30,070	34,445
Inventories	89,905	74,563
Prepaid expenses	1,724	1,715
Income tax receivable	4,410	171
Deferred income taxes	1,514	5,439
Total current assets	229,154	215,071

Property, plant and equipment, net of accumulated depreciation of $85,571 and $80,862	60,198	60,812
Goodwill	253,744	253,744
Other intangibles, net	328,725	332,001
Other assets	9,409	10,095
Total assets	$881,230	$871,723

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$23,535	$15,531
Accrued expenses	25,733	25,584
Interest rate swap	—	12,012
Dividends payable	10,063	8,099
Total current liabilities	59,331	61,226

Long-term debt	477,908	477,748
Other liabilities	1,810	4,232
Deferred income taxes	104,534	97,932
Total liabilities	643,583	641,138
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 47,918,033 and 47,639,924 shares issued and outstanding as of July 2, 2011 and January 1, 2011	479	476
Additional paid-in capital	182,398	201,770
Accumulated other comprehensive loss	(6,475)	(7,002)
Retained earnings	61,245	35,341
Total stockholders’ equity	237,647	230,585
Total liabilities and stockholders’ equity	$881,230	$871,723

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net sales	$129,453	$121,145	$260,858	$246,327
Cost of goods sold	87,284	81,747	173,822	164,901
Gross profit	42,169	39,398	87,036	81,426

Operating expenses:
Selling, general and administrative expenses	14,194	13,463	28,344	27,515
Amortization expense	1,637	1,612	3,276	3,225
Operating income	26,338	24,323	55,416	50,686

Other expenses:
Interest expense, net	8,341	10,898	16,531	21,520
Loss on extinguishment of debt	—	—	—	15,224
Income before income tax expense	17,997	13,425	38,885	13,942
Income tax expense	5,398	4,932	12,981	5,123
Net income	$12,599	$8,493	25,904	8,819

Weighted average shares outstanding:
Basic	47,906	47,625	47,944	47,526
Diluted	48,637	48,450	48,668	48,197

Earnings per share:
Basic	$0.26	$0.18	$0.54	$0.19
Diluted	$0.26	$0.18	$0.53	$0.18

Cash dividends declared per share	$0.21	$0.17	$0.38	$0.34

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net income	$12,599	$8,493	$25,904	$8,819
Income tax expense	5,398	4,932	12,981	5,123
Interest expense, net (1)	8,341	10,898	16,531	21,520
Depreciation and amortization	3,972	3,698	7,926	7,357
Loss on extinguishment of debt (2)	—	—	—	15,224
EBITDA (3)	30,310	28,021	63,342	58,043
Income tax expense	(5,398)	(4,932)	(12,981)	(5,123)
Interest expense, net	(8,341)	(10,898)	(16,531)	(21,520)
Deferred income taxes	1,724	2,652	10,120	2,759
Amortization of deferred financing costs and bond discount	500	500	1,000	1,015
Unrealized loss on interest rate swap	—	1,046	—	1,349
Realized gain on interest rate swap	—	—	(612)	—
Reclassification to net interest expense for interest rate swap	424	424	847	847
Share-based compensation expense	1,157	1,007	1,872	1,470
Excess tax benefits from share-based compensation	—	—	(1,117)	(330)
Changes in assets and liabilities	(5,861)	3,799	(19,759)	4,985
Net cash provided by operating activities	$14,515	$21,619	$26,181	$43,495

(1)                  Net interest expense in the first two quarters of 2011 includes a benefit relating to the realized gain on an interest rate swap, and in the second quarter and first two quarters of 2011, a charge for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap.  Net interest expense in second quarter and first two quarters of 2010 includes a charge relating to the unrealized loss on the interest rate swap and a charge for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap.  See B&G Foods’ Quarterly Report on Form 10-Q filed with the SEC on July 26, 2011 for additional details.

(2)                  During the first two quarter of 2011, we did not extinguish any debt.  Loss on extinguishment of debt for the first two quarters of 2010 includes costs relating to our repurchase of senior notes and senior subordinated notes during the first quarter of 2010, including the repurchase premium and the write-off of deferred debt financing costs.  See our Quarterly Report on Form 10-Q filed with the SEC on July 26, 2011 for additional details.

(3)                  EBITDA is a non-GAAP financial measure used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and our senior notes indenture contain ratios based on this measure.  As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements.  EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Reported net income	$12,599	$8,493	$25,904	$8,819
Loss on extinguishment of debt, net of tax(1)	—	—	—	9,591
Non-cash adjustments on interest rate swap, net of tax(2)	271	926	150	1,383
Adjusted net income	$12,870	$9,419	$26,054	$19,793
Adjusted diluted earnings per share	$0.26	$0.19	$0.54	$0.41

(1)          During the first two quarters of 2011, B&G Foods did not extinguish any debt.  Loss on extinguishment of debt for the first two quarters of 2010 includes costs relating to the Company’s repurchase and redemption of $69.5 million aggregate principal amount of senior subordinated notes and $240.0 million aggregate principal amount of senior notes during the first quarter of 2010.  See B&G Foods’ Quarterly Report on Form 10-Q filed with the SEC on July 26, 2011 for additional details.

(2)          The first two quarters of 2011 includes a realized gain on interest rate swap and in the second quarter and first two quarters of 2011, a reclassification from accumulated other comprehensive loss to interest expense, net on interest rate swap.  The second quarter and first two quarters of 2010 includes an unrealized loss on interest rate swap and a reclassification from accumulated other comprehensive loss to interest expense, net on interest rate swap.  See B&G Foods’ Quarterly Report on Form 10-Q filed with the SEC on July 26, 2011 for additional details.